Exhibit 99.2
Progress Software Corporation
Fourth quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
As previously announced, the fourth quarter fiscal 2010 earnings conference call will be held Wednesday, December 22, 2010 at 9:00 am EST and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
These prepared remarks should be read in conjunction with our earnings release. With respect to any non-GAAP financial measures contained in these prepared remarks, we have provided below or included within our earnings release a table of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. You can access this information at www.progress.com.
The matters presented herein and to be discussed on the ensuing conference call, other than historical financial information, consist of forward-looking statements that involve certain risks and uncertainties. Statements indicating that we “expect,” “estimate,” “believe,” “are planning” or “plan to” are forward-looking, as are other statements concerning future financial results, product offerings or other events that have not yet occurred. There are several important risk factors which could cause actual results or events to differ materially from those anticipated by the forward-looking statements contained in our discussion today. These risks include: the receipt and shipment of new orders; the timely release of enhancements to our products; the growth rates of certain market segments; the positioning of our products in those market segments; variations in the demand for professional services and customer support; pricing pressures and the competitive environment in the software industry; the continuing uncertainty in the U.S. and international economies, which could result in fewer sales of our products and may otherwise harm our business; our ability to complete and integrate acquisitions; our ability to realize the expected benefits and anticipated synergies from acquired businesses; our ability to penetrate international markets and manage our international operations; changes in exchange rates; our ability to realize the expected benefits from our previously-announced restructuring actions; and the potential disruption to our business from those restructuring actions. Further information on these risk factors is included in our Securities and Exchange Commission reports. We reserve the right to change our budget, product focus, product release dates, plans and financial projections from time to time as circumstances warrant. We have no obligation to update or modify the information contained in our discussion in the future when such changes occur.
To access the live broadcast, please visit the Progress website at www.progress.com/investors. The call will also be webcast live via Yahoo (www.yahoo.com), Motley Fool (www.fool.com), Streetevents (www.streetevents.com), TD Waterhouse (www.tdwaterhouse.com) and Fidelity.com (www.fidelity.com). An archived version of the conference call and supporting materials will be available on the Progress Software Investor Relations website after the live conference call.
Overall Results
On a GAAP basis, our results for the fourth quarter of fiscal 2010 were the following:
•	Revenue increased 6% to $145.2 million from $136.8 million in the fourth quarter of fiscal 2009.

•	Operating income increased 27% to $32.8 million from $25.8 million in the fourth quarter of fiscal 2009.

Progress Software Corporation
Fourth quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
•	Net income increased 28% to $21.3 million from $16.7 million in the fourth quarter of fiscal 2009.

•	And diluted earnings per share increased 18% to 47 cents from 40 cents in the fourth quarter of fiscal 2009.
On a non-GAAP basis, our results for the fourth quarter were the following:
•	Non-GAAP revenue increased 6% to $145.3 million from $136.9 million in the fourth quarter of fiscal 2009.

•	Non-GAAP operating income increased 29% to $48.3 million from $37.4 million in the fourth quarter of fiscal 2009.

•	Non-GAAP net income increased 26% to $32.2 million from $25.6 million in the fourth quarter of fiscal 2009.

•	And non-GAAP diluted earnings per share increased 16% to 71 cents from 61 cents in the fourth quarter of fiscal 2009.
The non-GAAP results in the fourth quarter of fiscal 2010 exclude pre-tax charges of $4.9 million for stock-based compensation, $7.5 million for amortization of acquired intangibles, $3.0 for restructuring and transition expenses and $0.1 million for other items.
The non-GAAP results in the fourth quarter of fiscal 2009 exclude pre-tax charges of $4.6 million for stock-based compensation, $6.8 million for amortization of acquired intangibles and $0.2 million for other items.
On a GAAP basis, our results for the full fiscal year were the following:
•	Revenue increased 7% to $529.1 million from $494.1 million in fiscal 2009.

•	Operating income increased 32% to $67.7 million from $51.1 million in fiscal 2009.

•	Net income increased 48% to $48.6 million from $32.8 million in fiscal 2009.

•	And diluted earnings per share increased 38% to $1.10 from 80 cents in fiscal 2009.
On a non-GAAP basis, our results for the full fiscal year were the following:
•	Non-GAAP revenue increased 7% to $530.3 million from $496.8 million in fiscal 2009.

•	Non-GAAP operating income increased 43% to $156.6 million from $109.4 million in fiscal 2009.

Progress Software Corporation
Fourth quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
•	Non-GAAP net income increased 44% to $106.1 million from $73.9 million in fiscal 2009.

•	And non-GAAP diluted earnings per share increased 33% to $2.40 from $1.80 in fiscal 2009.
The non-GAAP results in fiscal 2010 exclude pre-tax charges of $17.6 million for stock-based compensation, $30.6 million for amortization of acquired intangibles, $40.4 for restructuring and transition expenses and $0.3 million for other items.
The non-GAAP results in fiscal 2009 exclude pre-tax charges of $21.5 million for stock-based compensation, $28.5 million for amortization of acquired intangibles, $5.2 million for restructuring expenses and $3.0 million for other items.
The following operational analyses are presented utilizing our non-GAAP financial information. The sum of the quarterly financial information may vary from the year-to-date financial information due to rounding.
Revenue
In reviewing the results for the fourth quarter of fiscal 2010, within the year-over-year total revenue increase of 6%, software license revenue increased 9%, maintenance revenue was flat and professional services revenue increased 35%. For the full fiscal year, software license revenue increased 10%, maintenance revenue increased 2% and professional services revenue increased 28%. The trend over the past several quarters was as follows:
(in millions)

	Q3	Q4	Q1	Q2	Q3	Q4	FY	FY
	2009	2009	2010	2010	2010	2010	2009	2010

Licenses	$39.2	$52.0	$47.1	$44.2	$44.7	$56.5	$175.6	$192.5
Year-over-year change	(15)%	(7)%	3%	15%	14%	9%	(9)%	10%
Maintenance	$71.2	$74.3	$70.9	$71.2	$70.9	$74.5	$281.7	$287.5
Year-over-year change	4%	3%	5%	3%	(1)%	0%	2%	2%
Professional services	$9.3	$10.6	$10.0	$12.9	$13.2	$14.3	$39.5	$50.3
Year-over-year change	(22)%	(22)%	7%	28%	42%	35%	(22)%	28%

Total	$119.7	$136.9	$128.0	$128.3	$128.8	$145.3	$496.8	$530.3
Year-over-year change	(5)%	(4)%	5%	9%	8%	6%	(4)%	7%

With regard to the impact of changes in foreign exchange rates in the fourth quarter, total revenue in the fourth quarter of fiscal 2010 would have increased 8% on a constant currency basis versus the 6% increase reported. Software license revenue would have increased 11% on a constant currency basis versus the 9% increase reported. Maintenance revenue would have increased by 2% on a constant currency basis versus the 0% reported. Professional services revenue would have increased by 37% on a constant currency basis versus the 35% increase reported.
For the full fiscal year, total revenue would have increased 6% on a constant currency basis versus the 7% increase reported. Software license revenue would have increased 8% on a constant currency basis versus the 10% increase reported. Maintenance revenue would have increased by 1% on a constant currency basis versus the 2% increase reported. Professional services revenue would have increased by 27% on a constant currency basis versus the 28% increase reported.

Progress Software Corporation
Fourth quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
Revenue by geographic region was as follows:
(in millions)

	Q3	Q4	Q1	Q2	Q3	Q4	FY	FY
	2009	2009	2010	2010	2010	2010	2009	2010

North America	$54.9	$58.7	$58.2	$62.1	$62.2	$63.4	$223.8	$245.9
Year-over-year change	6%	(11)%	6%	12%	13%	8%	2%	10%
EMEA	$48.4	$58.3	$52.3	$46.2	$46.4	$59.5	$208.0	$204.4
Year-over-year change	(16)%	(2)%	(2)%	(4)%	(4)%	2%	(11)%	(2)%
Latin America	$8.7	$11.8	$9.8	$9.3	$9.6	$11.3	$33.9	$39.9
Year-over-year change	(1)%	36%	51%	35%	10%	(4)%	3%	18%
Asia Pacific	$7.7	$8.1	$7.7	$10.7	$10.6	$11.1	$31.1	$40.1
Year-over-year change	(6)%	1%	0%	42%	39%	37%	(3)%	29%

Total	$119.7	$136.9	$128.0	$128.3	$128.8	$145.3	$496.8	$530.3
Year-over-year change	(5)%	(4)%	5%	9%	8%	6%	(4)%	7%

International business was 56% of the quarterly total in the fourth quarter of fiscal 2010 as compared to 57% in the fourth quarter of fiscal 2009. For the full fiscal year, international business was 54% of the annual total for fiscal 2010 as compared to 55% in fiscal 2009. Strong performance in Asia Pacific and Latin America offset weak performance in EMEA, which was somewhat impacted by a weaker euro. On a constant currency basis, EMEA was up 8% in the fourth quarter and flat for the year.
Revenue by product line was as follows:
(in millions)

	Q3	Q4	Q1	Q2	Q3	Q4	FY	FY
	2009	2009	2010	2010	2010	2010	2009	2010

Application Development Platforms	$79.8	$89.8	$81.9	$84.6	$77.3	$89.5	$328.6	$333.3
Year-over-year change	(6)%	(4)%	1%	9%	(3)%	0%	(7)%	1%
Enterprise Business Solutions	$19.8	$26.0	$27.7	$24.9	$35.0	$34.5	$85.1	$122.0
Year-over-year change	7%	14%	29%	39%	77%	32%	14%	43%
Enterprise Data Solutions	$20.1	$21.1	$18.4	$18.8	$16.5	$21.3	$83.1	$75.0
Year-over-year change	(14)%	(18)%	(7)%	(15)%	(18)%	1%	(7)%	(10)%

Total	$119.7	$136.9	$128.0	$128.3	$128.8	$145.3	$496.8	$530.3
Year-over-year change	(5)%	(4)%	5%	9%	8%	6%	(4)%	7%

We completed the acquisition of Savvion, Inc. in January 2010. The incremental revenue in the fourth quarter and full year of fiscal 2010 associated with Savvion was approximately $6 million and $19 million, respectively. These amounts are included within Enterprise Business Solutions.

Progress Software Corporation
Fourth quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
Revenue from channel partners, including Application Partners and OEMs, accounted for half of our total license business this quarter as compared to 46% in the fourth quarter of fiscal 2009. Within the OpenEdge product line, partners accounted for 61% of our license business this quarter as compared to 65% in the fourth quarter of fiscal 2009. The trend over the past several quarters was as follows:

	Q3	Q4	Q1	Q2	Q3	Q4	FY	FY
	2009	2009	2010	2010	2010	2010	2009	2010

Overall:
Direct	46%	54%	52%	44%	50%	50%	50%	49%
Channel	54%	46%	48%	56%	50%	50%	50%	51%
OpenEdge Product Line:
Direct	27%	35%	34%	31%	30%	39%	28%	34%
Application Partners	73%	65%	66%	69%	70%	61%	72%	66%

Backlog
Our aggregate revenue backlog at the end of the fourth quarter of fiscal 2010 was approximately $174 million, of which $142 million was included on our balance sheet as deferred revenue, primarily related to unexpired maintenance and support contracts. The remaining backlog amount of approximately $32 million was composed of multi-year licensing arrangements of approximately $16 million and open software license orders received but not shipped of approximately $16 million.
For comparison purposes, our aggregate revenue backlog at the end of the fourth quarter of fiscal 2009 was approximately $186 million, of which $146 million was included on our balance sheet as deferred revenue, primarily related to unexpired maintenance and support contracts. The remaining backlog amount of approximately $40 million was composed of multi-year licensing arrangements of approximately $22 million and open software license orders received but not shipped of $18 million.
We do not believe that backlog as of any particular date is indicative of future results. In addition, there is no industry standard for the definition of backlog and there may be an element of estimation in determining the amount. As such, direct comparisons with other companies may be difficult or potentially misleading.
Other Operating and Balance Sheet Information
Our non-GAAP operating margin was 33%, up from 27% in the fourth quarter of fiscal 2009. The improvement in our operating margin is a result of improving business conditions and the impact of the restructurings initiated in the first and third quarters of fiscal 2010.
Other income (expense) for the fourth quarter of fiscal 2010 was a loss of $1.2 million as compared to a loss of $0.5 million in the fourth quarter of fiscal 2009 due to a decrease in value of our foreign currency average rate option contracts of approximately $0.6 million (1 cent per share). For the full fiscal year in 2010, the increase in value of our hedge contracts was approximately $3 million (5 cents) due to the strengthening of the US dollar, primarily against the euro and British pound, relative to the beginning of the fiscal year.
On a GAAP basis, our effective tax rate was 32.8% as compared to 33.9% in the fourth quarter of fiscal 2009. The non-GAAP effective tax rate was 31.7% as compared to 30.5% in the fourth quarter of fiscal

Progress Software Corporation
Fourth quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
2009. For the full year, the GAAP and non-GAAP effective tax rates were 32.0% and 33.5%, respectively, as compared to 36.0% and 32.5% in fiscal 2009, respectively.
The increase in the non-GAAP effective tax rate was primarily due to the expiration of the research and development tax credit in the United States at the end of December 2009, partially offset by increased benefits in certain other areas. The difference between the effective tax rate under GAAP and the effective tax rate utilized in the preparation of non-GAAP financial measures primarily relates to the tax effects of stock-based compensation and amortization of acquired intangibles. The full year tax rate also includes a one-time benefit in the GAAP rate that is excluded from the non-GAAP rate.
Quarter-end headcount of 1,576 was down approximately 13% from one year ago, reflecting the impact of the restructurings initiated in the first and third quarters, partially offset by the addition of employees via the acquisition of Savvion.
Our cash balance was approximately $322 million at the end of the year as compared to $224 million at the end of last year. In addition, we had approximately $40 million in auction rate securities, included in other assets, at the end of the quarter. Our DSO was 74 days at the end of the fourth quarter, up 9 days from one year ago and up 15 days from last quarter-end.
During the fourth quarter of fiscal 2010, we did not repurchase any shares of our common stock. For the full fiscal year, we repurchased approximately 1 million shares at cost of $29 million. In September, our Board of Directors authorized a share repurchase program of up to $100 million for the period October 1, 2010 through September 30, 2011.
Stock Split
Our Board of Directors has approved a three-for-two split of our common stock. The stock split will be accomplished through a stock dividend. Our Board of Directors authorized the stock split principally to obtain wider distribution and greater liquidity for our common stock.
Shareholders of record as of the close of business on January 12, 2011 will be issued one-half additional share for each share of common stock held on the record date. It is expected that these additional shares will be distributed on January 28, 2011. The stock split will increase the number of shares of our common stock outstanding from approximately 44 million shares to approximately 66 million shares
Business Outlook
In looking to the first quarter of fiscal 2011 and the full year, we are providing the following guidance:
•	For fiscal 2011, we expect GAAP and non-GAAP revenue to be between $560 million and $570 million. Software license revenue is expected to be between $205 million and $215 million.

•	We expect revenue from Application Development Platforms to be between $323 million and $333 million, representing a year-over-year decline of 3% to flat.

•	We expect revenue from Enterprise Business Solutions to be between $146 million and $158 million, representing a year-over-year increase of between approximately 20% and 30%.

Progress Software Corporation
Fourth quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
•	We expect revenue from Enterprise Data Solutions to be between $79 million and $82 million, representing a year-over-year increase of between approximately 5% and 10%.

•	We expect GAAP operating income to be between $125 million and $136 million.

•	We expect non-GAAP operating income to be between $177 million and $184 million.

•	We estimate that non-operating income will be between negative $0.5 million and positive $0.5 million for the each quarter of fiscal 2011, although this may vary depending on interest rates, potential stock repurchases, fluctuations in foreign exchange rates and our cash balances.

•	We expect our effective tax rate to be between 32% and 33% for GAAP purposes and between 31% and 32% for non-GAAP purposes. The expected tax rate for fiscal 2011 includes the impact of the recently enacted tax bill which retroactively restores, to January 2010, the research and development credit (impact of approximately 6 cents to 7 cents on earnings per share). The difference in the effective tax rate between GAAP and non-GAAP primarily relates to the tax treatment of stock-based compensation and amortization of acquired intangibles.

•	We estimate that our share count will be between 46 million and 47 million for each of the quarters in fiscal 2011, although this may vary depending on future option exercise activity, share repurchases, share prices and other factors. The share count estimate has not been adjusted to reflect the impact of the concurrently announced three-for-two split of our common stock.

•	We expect diluted earnings per share on a GAAP basis to be between $1.84 and $1.98. On a non-GAAP basis, which excludes total charges of between 72 cents to 77 cents per share, we expect non-GAAP diluted earnings per share to be between $2.61 and $2.70.

•	For the first quarter of fiscal 2011, we expect GAAP and non-GAAP revenue to be between $132 million and $135 million. We expect software license revenue to be between $51 million and $53 million. We expect diluted earnings per share, on a GAAP basis, to be between 40 cents and 45 cents. On a non-GAAP basis, which excludes total charges of between 19 cents and 21 cents per share, we expect non-GAAP diluted earnings per share to be between 61 cents and 64 cents. The first quarter earnings estimates include an estimate of approximately 4 cents per share related to the retroactive reinstatement of the research and development tax credit.
Our non-GAAP outlook primarily excludes stock-based compensation, amortization of acquired intangibles and restructuring and transition expenses. A reconciliation between our GAAP and non-GAAP expectations is included below.
This guidance assumes no further economic shocks, continued improvement in our ability to generate new business in end user accounts, especially with our products in the EBS product line, and no further strengthening of the US dollar against currencies from which we derive a significant portion of our business.

Progress Software Corporation
Fourth quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
We plan on releasing financial results and prepared remarks relating to our first quarter on Monday, March 28th after the market closes, and holding the usual conference call the next morning on Tuesday, March 29th at 9 a.m.

Progress Software Corporation
Fourth quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
Reconciliation of Non-GAAP Financial Measures to GAAP Results (1)
The following table reconciles our non-GAAP financial measures to the most directly comparable GAAP financial statement item:
(in millions, except per share amounts)

	Q3	Q4	Q1	Q2	Q3	Q4	FY	FY
	2009	2009	2010	2010	2010	2010	2009	2010

GAAP revenue	$119.4	$136.8	$127.5	$127.7	$128.7	$145.2	$494.1	$529.1
Non-GAAP adjustments:
Purchase accounting adj. for deferred revenue	0.3	0.1	0.5	0.6	0.1	0.1	2.7	1.2

Non-GAAP revenue	$119.7	$136.9	$128.0	$128.3	$128.8	$145.3	$496.8	$530.3

GAAP income (loss) from Operations	$9.1	$25.8	$(4.4)	$22.7	$16.5	$32.8	$51.1	$67.7
Non-GAAP adjustments:
Stock-based compensation Expense	8.8	4.6	4.2	4.4	4.0	4.9	21.5	17.6
Amortization of purchased Intangibles	7.1	6.8	7.5	8.0	7.6	7.5	29.3	30.5
Purchase accounting adj. for deferred revenue	0.3	0.1	0.5	0.6	0.1	0.1	2.7	1.2
Stock option investigation- related expenses	(0.3)	(0.0)	(1.2)	(0.1)	—	—	(0.1)	(1.3)
Restructuring, transition and acquisition-related expenses	(0.1)	0.1	26.2	0.2	11.5	3.0	5.7	40.9

Non-GAAP income from Operations	$24.9	$37.4	$32.8	$35.9	$39.7	$48.3	$109.4	$156.6

GAAP net income (loss)	$5.5	$16.7	$(1.0)	$19.1	$9.2	$21.3	$32.8	$48.6
Non-GAAP adjustments:
Non-GAAP income from operations adjustments per detail above	15.8	11.6	37.2	13.2	23.2	15.5	58.3	89.0
Non-operating income Adjustment	—	—	(0.9)	—	—	—	—	(0.9)
Tax-effect of non-GAAP Adjustments	(4.8)	(2.7)	(12.7)	(3.5)	(7.4)	(4.6)	(17.2)	(28.1)
Non-recurring tax adjustment	—	—	—	(2.5)	—	—	—	(2.5)

Non-GAAP net income	$16.5	$25.6	$22.6	$26.3	$25.0	$32.2	$73.9	$106.1

Weighted average shares	41.3	41.7	42.7	44.2	44.4	45.2	41.0	44.2
Non-GAAP earnings per share	$0.40	$0.61	$0.53	$0.59	$0.56	$0.71	$1.80	$2.40

(1)	The sum of the quarterly financial information may vary from the year-to-date financial information due to rounding

Progress Software Corporation
Fourth quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
Reconciliation of Forward-Looking Guidance
The following tables reconcile our non-GAAP financial measures to the most directly comparable GAAP financial statement item in our forward-looking guidance:

	Q1 of Fiscal 2011	Fiscal 2011

GAAP earnings per share	$0.40 - $0.45	$1.84 - $1.98
Non-GAAP adjustments:
Stock-based compensation Expense	$0.07 - $0.08	$0.30 - $0.31
Amortization of purchased Intangibles	$0.09 - $0.09	$0.35 - $0.35
Restructuring and transition-related expenses	$0.03 - $0.04	$0.07 - $0.11

Non-GAAP earnings per share	$0.61 - $0.64	$2.61 - $2.70

(in millions)

Fiscal 2011

GAAP income from operations	$125 -$136
Non-GAAP adjustments:
Stock-based compensation expense	19 - 20
Amortization of purchased intangibles	24 - 24
Restructuring, transition and acquisition-related expenses	5 - 8

Non-GAAP income from operations	$177 - $184